NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT:     Anna E. Torma
(512) 433-5312

FORESTAR GROUP INC. REPORTS
SECOND QUARTER 2013 RESULTS

AUSTIN, TEXAS, August 7, 2013—Forestar Group Inc. (NYSE: FOR) today reported second quarter 2013 net income of approximately $0.5 million, or $0.02 per diluted share, compared with second quarter 2012 net income of approximately $0.8 million, or $0.02 per diluted share outstanding. Second quarter 2012 results include after-tax expenses of approximately ($1.6) million, or ($0.05) per diluted share, associated with the acquisition of Credo Petroleum Corporation.

“During second quarter, we remained on track executing our Triple in FOR strategic initiatives. In real estate, residential lot demand remains favorable with option contracts with homebuilders at the strongest level since the start of the housing recovery and higher average per lot pricing compared with second quarter 2012. We continue to focus on building a solid multifamily pipeline in our target markets, which continue to exhibit favorable multifamily market conditions. During the quarter, we began construction on a new multifamily community near Dallas and started pre-leasing at Eleven in Austin. Oil and gas operations continued to gain momentum, with accelerating oil production in the Bakken and Three Forks formations in North Dakota and Lansing-Kansas City formation in Kansas and Nebraska. We are focused on accelerating value realization and capitalizing on strategic and disciplined growth opportunities,” said Jim DeCosmo, president and chief executive officer of Forestar Group.

Second Quarter 2013 Significant Highlights

•	Sold 360 developed residential lots, with average pricing per lot up nearly 29% compared with second quarter 2012

•	Oil production up nearly 170% compared with second quarter 2012, principally due to the acquisition of Credo Petroleum

•	Acquired leasehold interests in over 17,000 net mineral acres, principally located in Nebraska and Kansas

Forestar manages its operations through three business segments: real estate, oil and gas and other natural resources.

REAL ESTATE

Second Quarter 2013 Significant Highlights

•	Sold 360 developed residential lots – Over 1,900 lots under option contracts with homebuilders

•	Residential lot margins up 66% compared with second quarter 2012

•	Sold 1,042 acres of undeveloped land for nearly $2,580 per acre

•	Sold 34 commercial acres for over $103,000 per acre

•	Began construction on Midtown Cedar Hill, 354-unit multifamily community near Dallas, Texas

•	Pre-leasing begins at Eleven, 257-unit multifamily community in Austin, Texas

Segment Financial Results:

($ in millions)	2Q 2013	2Q 2012	1Q 2013
Segment Revenues	$41.2	$26.6	$78.7
Segment Earnings	$8.1	$7.7	$19.4

Second quarter 2013 real estate segment earnings were higher compared with second quarter 2012 principally due to higher average prices for residential lots and commercial tracts sold which were somewhat offset by lower lot sales volumes and commercial acres sold. In addition, second quarter 2013 real estate segment earnings increased primarily due to the sale of the remaining 440 undeveloped residential acres from a project in Florida for $3.5 million, generating approximately $0.7 million in segment earnings. First quarter 2013 results include earnings of $10.9 million associated with the sale of Promesa, a wholly-owned multifamily community we developed in Austin. Real estate segment earnings declined in second quarter 2013 compared with first quarter 2013, excluding the earnings associated with the sale of Promesa, primarily due to lower residential lot sales.

Second quarter 2012 real estate segment earnings include a $3.4 million gain associated with the sale of 800 acres from the Light Farms venture near Dallas.

OIL AND GAS

Second Quarter 2013 Significant Highlights

•	Oil production up nearly 170% compared with second quarter 2012, principally due to the acquisition of Credo Petroleum

•	18 new productive oil and gas wells drilled; 983 producing wells at quarter-end, up from 541 wells in second quarter 2012, principally due to acquisition of Credo Petroleum

•	Drilling and completion capital investment of nearly $11.7 million

•	Leased over 17,000 net mineral acres principally in Kansas and Nebraska

Segment Financial Results:

($ in millions)	2Q 2013	2Q 2012	1Q 2013
Segment Revenues	$15.8	$7.1	$15.5
Segment Earnings	$4.2	$5.0	$5.1

Oil and gas segment earnings decreased in second quarter 2013 compared with second quarter 2012 principally due to reduced oil volumes associated with royalties from our owned mineral interests, lower oil prices, decreased delay rental revenues and incremental personnel costs, which were partially offset by increased oil production attributable to the acquisition of Credo Petroleum. Oil and gas segment earnings decreased in second quarter 2013 compared with first quarter 2013 principally due to lower oil and gas prices and lower natural gas production, which was partially offset by higher oil production.

OTHER NATURAL RESOURCES

Second Quarter 2013 Significant Highlights

•	Sold nearly 185,000 tons of fiber for $14.85 per ton

•	Recreational leasing remains strong

Segment Financial Results:

($ in millions)	2Q 2013	2Q 2012	1Q 2013
Segment Revenues	$3.0	$1.5	$3.3
Segment Earnings (Loss)	$1.0	(0.5)	$1.3

Second quarter 2013 other natural resources segment earnings were higher compared with second quarter 2012 principally due to over 79,000 tons of additional fiber sales and a 27% increase in average pricing per ton. Other natural resources segment earnings decreased in second quarter 2013 compared with first quarter 2013 principally due to lower fiber sales and pricing.

OUTLOOK

“Housing markets continue to show solid signs of recovery, with growing demand for residential lots and increased interest in residential and commercial tracts. Our backlog remains strong and we are well positioned to accelerate real estate sales during this housing recovery. Our multifamily team continues to build a solid pipeline of multifamily development opportunities, with construction at our multifamily ventures in Austin and Denver on target to begin delivering units in 2013, and our sites in Dallas and Nashville should be under construction by year-end. We will continue to evaluate and acquire additional multifamily sites to further develop our pipeline.

“We continue to generate positive momentum through our oil and gas initiatives to increase exploration activity, production and reserves. During second quarter, we experienced a continued increase in North Dakota drilling activity, with approximately seven Bakken or Three Forks wells (5.2% average working interest) reaching total depth during the quarter. We anticipate drilling activity in the Bakken to accelerate in the second half of 2013 with a higher average working interest. In addition, exploration and drilling activity in Kansas and Nebraska also continued to accelerate during second quarter, with 17 wells reaching total depth, 11 of which have been economic, a level of success which exceeds our expectations. Given the success of our exploration activity in these basins, during second quarter 2013 we acquired leasehold interests in over 17,000 net mineral acres in new and existing prospects principally in Nebraska and Kansas.

“We continue to increase our momentum toward delivering our Triple in FOR strategic initiatives, focused on accelerating value realization, increasing transparency and disclosure, and growing our net asset value through strategic and disciplined investments. We are well positioned for 2013 and for continued momentum in 2014,” concluded Mr. DeCosmo.

The Company will host a conference call on August 7, 2013 at 10:00 am ET to discuss results of second quarter 2013. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Forestar’s Internet site at www.forestargroup.com. To access the conference call, listeners calling from North America should dial 1-866-515-2912 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-617-399-5126. The password is Forestar. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The password for the replay is 42167086.

About Forestar Group

Forestar Group Inc. operates in three business segments: real estate, oil and gas and other natural resources. At the end of second quarter 2013, the real estate segment owns directly or through ventures over 133,000 acres of real estate located in ten states and 14 markets in the U.S. The real estate segment has 14 real estate projects representing approximately 26,000 acres currently in the entitlement process, and 72 entitled, developed and under development projects in eight states and 12 markets encompassing almost 13,900 acres, comprised of almost 23,200 planned residential lots and approximately 2,300 commercial acres. The oil and gas segment includes approximately 808,000 net acres of oil and gas mineral interests, with approximately 590,000 acres of fee ownership located principally in Texas, Louisiana, Alabama, and Georgia and almost 218,000 net acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas. These leasehold interests include about 7,000 net mineral acres in the core of the prolific Bakken and Three Forks formations. The other natural resources segment includes sale of wood fiber and management of our recreational leases, and approximately 1.5 million acres of groundwater resources, including a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 20,000 acres of groundwater leases in central Texas. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including our ability to achieve synergies and value creation contemplated by the merger with Credo, and our ability to promptly and effectively integrate Credo’s businesses. Other factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

FORESTAR GROUP INC.
(UNAUDITED)

Business Segments

	Second Quarter		First Six Months
	2013	2012	2013	2012
	(In thousands)
Revenues:
Real estate	$41,219	$26,647	$119,908	$44,569
Oil and gas	15,831	7,148	31,335	16,574
Other natural resources	3,029	1,517	6,307	2,261
Total revenues	$60,079	$35,312	$157,550	$63,404
Segment earnings:
Real estate	$8,104	$7,666	$27,550	$19,243
Oil and gas	4,243	5,005	9,370	12,133
Other natural resources	991	(458)	2,243	(1,321)
Total segment earnings	13,338	12,213	39,163	30,055
Items not allocated to segments:
General and administrative expense	(5,329)	(7,120)	(10,287)	(11,482)
Share-based compensation expense	(1,460)	67	(11,875)	(5,164)
Interest expense	(5,122)	(3,664)	(9,661)	(7,555)
Other corporate non-operating income	25	47	56	111
Income before taxes	1,452	1,543	7,396	5,965
Income tax expense	(911)	(732)	(2,904)	(2,352)
Net income attributable to Forestar Group Inc.	$541	$811	$4,492	$3,613

Net income per common share:
Basic	$0.02	$0.02	$0.13	$0.10
Diluted	$0.02	$0.02	$0.13	$0.10

Weighted average common shares outstanding (in millions):
Basic	35.4	35.2	35.3	35.2
Diluted	36.1	35.4	35.9	35.4

	Second Quarter
Supplemental Financial Information:	2013	2012
	(In thousands)
Cash and cash equivalents	$69,138	$45,474

Borrowings under credit facility	200,000	130,000
Convertible senior notes, net of discount [1]	98,353	—
Other debt [2]	33,294	71,943
Total debt	$331,647	$201,943
 _____________________

[1]	Represents $125 million convertible senior notes issued February 2013, net of unamortized discount

[2]	Consists principally of consolidated venture non-recourse debt.

FORESTAR GROUP INC.
REAL ESTATE SEGMENT
PERFORMANCE METRICS

	Second Quarter		First Six Months
	2013	2012	2013	2012
REAL ESTATE
Owned, Consolidated & Equity Method Ventures:
Residential Lots Sold	360	427	806	712
Revenue per Lot Sold	$57,588	$44,694	$54,432	$48,003
Commercial Acres Sold	34	38	37	38
Revenue per Commercial Acre Sold	$103,102	$47,040	$125,706	$47,040
Undeveloped Acres Sold	1,042	933	1,961	1,388
Revenue per Acre Sold	$2,579	$2,765	$2,753	$2,640
Owned & Consolidated Ventures:
Residential Lots Sold	259	345	614	482
Revenue per Lot Sold	$57,154	$42,725	$54,440	$48,210
Commercial Acres Sold	32	38	35	38
Revenue per Commercial Acre Sold	$74,166	$47,040	$100,311	$47,040
Undeveloped Acres Sold	1,000	933	1,919	1,253
Revenue per Acre Sold	$2,576	$2,765	$2,755	$2,645
Ventures Accounted For Using the Equity Method:
Residential Lots Sold	101	82	192	230
Revenue per Lot Sold	$58,700	$52,979	$54,407	$47,568
Commercial Acres Sold	2	—	2	—
Revenue per Commercial Acre Sold	$652,886	$—	$652,886	$—
Undeveloped Acres Sold	42	—	42	135
Revenue per Acre Sold	$2,650	$—	$2,650	$2,600

3
SECOND QUARTER 2013
REAL ESTATE PIPELINE

Real Estate	Undeveloped	In Entitlement Process	Entitled	Developed & Under Development	Total Acres*
Undeveloped Land
Owned	86,468
Ventures	6,859				93,327
Residential
Owned		23,272	8,464	850
Ventures			1,948	285	34,819
Commercial
Owned		2,708	1,187	585
Ventures			371	182	5,033
Total Acres	93,327	25,980	11,970	1,902	133,179

Estimated Residential Lots			19,972	3,204	23,176
 _____________________
* In addition, Forestar owns a 58% interest in a venture which controls approximately 16,000 acres of undeveloped land in Georgia with minimal investment. Excludes acres associated with fully developed commercial and income producing properties.

FORESTAR GROUP INC.
OIL AND GAS SEGMENT
PERFORMANCE METRICS

	Second Quarter		First Six Months
	2013	2012	2013	2012
Leasing Activity from Owned Mineral Interests
Acres Leased	515	—	825	805
Average Bonus / Acre	$343	—	$333	$357
Delay Rentals Received	$6,000	$447,000	$464,000	$1,562,000
Oil & Gas Production
Royalty Interests[1]
Gross Wells	543	541	543	541
Oil Production (Barrels)	40,600	53,200	88,900	120,900
Average Oil Price ($ / Barrel)	$83.60	$92.73	$83.56	$95.74
Natural Gas Production (MMcf)	322.2	402.5	699.4	830.4
Average Natural Gas Price ($ / Mcf)	$3.24	$2.30	$3.11	$2.76
BOE Production[2]	94,400	120,300	205,400	259,300
Average Price ($ / BOE)	$47.10	$48.70	$46.73	$53.48
Working Interests
Gross Wells	449	9	449	9
Oil Production (Barrels)	125,200	8,400	224,800	9,800
Average Oil Price ($ / Barrel)	$86.18	$106.84	$88.73	$101.79
Natural Gas Production (MMcf)	183.1	17.9	399.7	42.3
Average Natural Gas Price ($ / Mcf)	$3.25	$2.71	$3.53	$3.31
BOE Production[2]	155,700	11,300	291,500	16,900
Average Price ($ / BOE)	$73.12	$82.93	$73.29	$67.61
Total Oil & Gas Interests
Gross Wells[3]	983	541	983	541
Oil Production (Barrels)	165,800	61,600	313,700	130,700
Average Oil Price ($ / Barrel)	$85.55	$94.64	$87.26	$96.19
Natural Gas Production (MMcf)	505.3	420.4	1,099.1	872.7
Average Natural Gas Price ($ / Mcf)	$3.25	$2.31	$3.26	$2.79
BOE Production[2]	250,100	131,600	496,900	276,200
Average Price ($ / BOE)	$63.30	$51.65	$62.31	$54.34
Well Activity
Mineral Interests Owned [3]
Net Acres Held By Production	36,000	35,000	36,000	35,000
Gross Wells Drilled	—	7	—	11
Productive Gross Wells	543	541	543	541
Mineral Interests Leased
Net Acres Held By Production[4]	33,000	—	33,000	—
Gross Wells Drilled	18	—	39	—
Productive Gross Wells[4]	449	—	449	—
Total Well Activity
Net Acres Held By Production	69,000	35,000	69,000	35,000
Gross Wells Drilled	18	7	39	11
Productive Gross Wells	983	541	983	541
_____________________________________________

[1]
Includes our share of venture activity in which we own a 50% interest. Our share of natural gas production is 57.8 MMcf and 128.0 MMcf in second quarter and first six months 2013, and 82.1 MMcf and 172.2 MMcf in second quarter and first six months 2012.

[2]	BOE – Barrels of oil equivalent (converting natural gas to oil at 6 Mcfe / Bbl)

[3]
Includes wells operated by third-party lessees/operators. Represent wells in which we own a royalty or working interest in a producing well. Excludes nine working interest wells as we also own a royalty interest in these wells.

[4]	Excludes 8,000 net acres and 1,181 wells in which we have an overriding royalty interest

FORESTAR GROUP INC.
OIL AND GAS SEGMENT
MINERAL INTERESTS

MINERAL INTERESTS OWNED 1

Forestar’s oil and gas segment includes approximately 590,000 owned net mineral acres principally located in Texas, Louisiana, Georgia and Alabama.

State	Unleased	Leased	Held By Production	Total [2]
		(Net acres)
Texas	213,000	12,000	27,000	252,000
Louisiana	117,000	18,000	9,000	144,000
Georgia	152,000	—	—	152,000
Alabama	40,000	—	—	40,000
California	1,000	—	—	1,000
Indiana	1,000	—	—	1,000
	524,000	30,000	36,000	590,000
_____________________________________________
1 Represents net acres and includes ventures
2 Excludes 477 net mineral acres located in Colorado

MINERAL INTERESTS LEASED

Forestar’s oil and gas segment includes approximately 218,000 net mineral acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas, predominantly as result of our September 28, 2012 acquisition of Credo Petroleum.

State	Undeveloped	Held By Production [1]	Total
Nebraska	123,000	2,000	125,000
Kansas	34,000	5,000	39,000
Oklahoma	—	17,000	17,000
Alabama	10,000	—	10,000
Texas	9,000	2,000	11,000
North Dakota	4,000	3,000	7,000
Other	5,000	4,000	9,000
	185,000	33,000	218,000
_____________________________________________

[1]	Excludes approximately 8,000 net acres of overriding royalty interests.

FORESTAR GROUP INC.
OTHER NATURAL RESOURCES SEGMENT
PERFORMANCE METRICS

	Second Quarter		First Six Months
Other Natural Resources	2013	2012	2013	2012
Fiber Sales*
Pulpwood tons sold	128,100	80,800	248,700	105,200
Average pulpwood price per ton	$10.84	$9.24	$11.26	$9.46
Sawtimber tons sold	56,900	24,900	127,800	29,300
Average sawtimber price per ton	$23.87	$19.46	$23.04	$19.47

Total tons sold	185,000	105,700	376,500	134,500
Average price per ton	$14.85	$11.66	$15.26	$11.64

Recreational Activity
Average recreational acres leased	121,800	131,800	122,200	131,400
Average price per leased acre	$9.29	$8.84	$9.29	$8.82
_____________________________________________
*The majority of our fiber sales were to International Paper at market prices.

FORESTAR GROUP INC.
PROJECTS IN ENTITLEMENT

A summary of our real estate projects in the entitlement process (a) at second quarter-end 2013 follows:

Project	County	Market	Project Acres (b)
California
Hidden Creek Estates	Los Angeles	Los Angeles	700
Terrace at Hidden Hills	Los Angeles	Los Angeles	30

Georgia
Ball Ground	Cherokee	Atlanta	500
Crossing	Coweta	Atlanta	230
Fincher Road	Cherokee	Atlanta	3,890
Fox Hall	Coweta	Atlanta	960
Garland Mountain	Cherokee/Bartow	Atlanta	350
Martin’s Bridge	Banks	Atlanta	970
Mill Creek	Coweta	Atlanta	770
Serenity	Carroll	Atlanta	440
Wolf Creek	Carroll/Douglas	Atlanta	12,230
Yellow Creek	Cherokee	Atlanta	1,060

Texas
Lake Houston	Harris/Liberty	Houston	3,700
San Jacinto	Montgomery	Houston	150
Total			25,980
_____________________________________________

(a)
A project is deemed to be in the entitlement process when customary steps necessary for the preparation of an application for governmental land-use approvals, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed. Projects listed may have significant steps remaining, and there is no assurance that entitlements ultimately will be received.

(b)	Project acres, which are the total for the project regardless of our ownership interest, are approximate. The actual number of acres entitled may vary.

FORESTAR GROUP INC.
REAL ESTATE PROJECTS

A summary of activity within our projects in the development process, which includes entitled (a), developed and under development real estate projects, at second quarter-end 2013 follows:

			Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned (b)	Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining (f)
Projects we own
California
San Joaquin River	Contra Costa/Sacramento	100%	—	—	—	288
Colorado
Buffalo Highlands	Weld	100%	—	164	—	—
Johnstown Farms	Weld	100%	170	436	2	7
Pinery West	Douglas	100%	—	—	20	91
Stonebraker	Weld	100%	—	603	—	—
Tennessee
Azalea Park	Hays	100%	—	173	—	—
Texas
Arrowhead Ranch	Hays	100%	—	387	—	6
Bar C Ranch	Tarrant	100%	292	813	—	—
Barrington Kingwood	Harris	100%	75	105	—	—
Cibolo Canyons	Bexar	100%	766	709	96	54
Harbor Lakes	Hood	100%	208	241	2	19
Hunter’s Crossing	Bastrop	100%	423	67	38	71
La Conterra	Williamson	100%	132	369	—	58
Lakes of Prosper	Collin	100%	5	280	—	—
Maxwell Creek	Collin	100%	839	160	10	—
Oak Creek Estates	Comal	100%	142	505	13	—
Stoney Creek	Dallas	100%	149	605	—	—
Summer Creek Ranch	Tarrant	100%	842	432	35	44
Summer Lakes	Fort Bend	100%	491	639	56	—
Summer Park	Fort Bend	100%	—	198	28	62
The Colony	Bastrop	100%	445	704	22	31
The Preserve at Pecan Creek	Denton	100%	429	365	—	7
Village Park	Collin	100%	536	220	3	2
Westside at Buttercup Creek	Williamson	100%	1,435	61	66	—
Other projects (10)	Various	100%	2,100	156	218	36

			Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned (b)	Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining (f)
Georgia
Seven Hills	Paulding	100%	682	408	26	113
The Villages at Burt Creek	Dawson	100%	—	1,715	—	57
Towne West	Bartow	100%	—	2,674	—	121
Other projects (17)	Various	100%	76	3,017	—	705
Florida
Other projects (2)	Various	100%	301	—	—	—
Missouri and Utah
Other projects (2)	Various	100%	500	54	—	—
			11,038	16,260	635	1,772

Projects in entities we consolidate
Texas
City Park	Harris	75%	1,239	72	50	115
Lantana (e)	Denton	55%	812	1,314	9	3
Timber Creek	Collin	88%	—	614	—	—
Willow Creek Farms II	Waller/Fort Bend	90%	62	169	—	—
Other projects (2)	Various	Various	7	200	—	129
Georgia
The Georgian	Paulding	75%	289	1,052	—	—
			2,409	3,421	59	247
Total owned and consolidated			13,447	19,681	694	2,019
Projects in ventures that we account for using the equity method
Texas
Entrada	Travis	50%	—	821	—	—
Fannin Farms West	Tarrant	50%	324	24	—	12
Harper’s Preserve	Montgomery	50%	281	1,412	—	59
Lantana (e)	Denton	Various	1,163	62	16	42
Long Meadow Farms	Fort Bend	37%	1,057	745	121	178
Southern Trails	Brazoria	80%	629	362	—	—
Stonewall Estates	Bexar	50%	317	69	—	—
Other projects (1)	Nueces	50%	—	—	—	15
Total in ventures			3,771	3,495	137	306
Combined total			17,218	23,176	831	2,325
_____________________________________________

(a)
A project is deemed entitled when all major discretionary governmental land-use approvals have been received. Some projects may require additional permits and/or non-governmental authorizations for development.

(b)
Interest owned reflects our net equity interest in the project, whether owned directly or indirectly. There are some projects that have multiple ownership structures within them. Accordingly, portions of these projects may appear as owned, consolidated or accounted for using the equity method.

(c)
Lots are for the total project, regardless of our ownership interest. Lots remaining represent vacant developed lots, lots under development and future planned lots and are subject to change based on business plan revisions.

(d)	Commercial acres are for the total project, regardless of our ownership interest, and are net developable acres, which may be fewer than the gross acres available in the project.

(e)
The Lantana project consists of a series of 23 partnerships in which our voting interests range from 25 percent to 55 percent. We account for two of these partnerships using the equity method and we consolidate the remaining partnerships.

(f)	Excludes acres associated with commercial and income producing properties.

A summary of our significant commercial and income producing properties at second quarter-end 2013 follows:

Project	County	Market	Interest Owned (a)	Type	Acres	Description
Radisson Hotel	Travis	Austin	100%	Hotel	2	413 guest rooms and suites
Eleven (b)	Travis	Austin	25%	Multifamily	3	257-unit luxury apartment
360° (b)	Arapahoe	Denver	20%	Multifamily	4	304-unit luxury apartment
Midtown Cedar Hill (b)	Dallas	Dallas	100%	Multifamily	13	354-unit luxury apartment
_____________________________________________

(a)	Interest owned reflects our total interest in the project, whether owned directly or indirectly.

(b)	Construction in progress.